Exhibit 99.1

Sabre Announces Retirement of its Chief Financial Officer, Doug Barnett

A highly-regarded financial executive and business partner, Barnett to step down on Aug. 22

Company hires industry veteran, Mike Randolfi as his successor

SOUTHLAKE, Texas – July 28, 2022 – Sabre Corporation (NASDAQ: SABR), the leading software and technology company that powers the global travel industry, today announced the retirement of its chief financial officer, Doug Barnett. Barnett has been an integral part of Sabre’s executive leadership team since 2018 when he joined the company as its CFO. Barnett will be succeeded by Mike Randolfi who joins the company on August 22. Barnett will remain with Sabre through October 30 allowing for a period of transition between the two leaders.

Sean Menke, Sabre’s Chair of the Board of Directors and CEO, said, “On behalf of the Board of Directors and our executive leadership team, I would like to thank Doug for his dedication and contributions over the last four years. We are grateful for the leadership, partnership and financial acumen he demonstrated, especially during the COVID-19 pandemic, as we took decisive steps to strengthen Sabre’s financial position, protect our team members, enhance our business, and provide continuation of service and support to Sabre’s customers during unprecedented times. Doug has been a great colleague and we wish him well in his retirement.”

During his tenure at Sabre, Barnett oversaw finance, accounting, treasury, investor relations, corporate development, real estate and facilities. He led several critical efforts for the company, including complex capital market transactions, the successful divestiture of its AirCentre operations business, the strategic acquisitions of Radixx and Nuvola, the modernization of the company’s global billing systems, rationalization of its real estate footprint, and the development of the company’s multi-year financial outlook. Also known as a leader focused on culture and teamwork, Barnett leaves behind a strong financial leadership team at the company.

Barnett will be succeeded by industry veteran, Mike Randolfi, who plans to join the company on August 22.

Menke continued, “Looking ahead, I believe Mike’s industry expertise and public company experience make him the ideal next CFO for Sabre as we accelerate the execution of our strategic plans and continue to focus on delivering long-term value to our stockholders. Mike is a highly respected and experienced financial leader in the travel and technology industries, including having led finance organizations at several publicly traded companies. A proven financial partner, Mike also brings an operational focus that will be critical as we continue to position Sabre for growth.”

“Sabre sits at the intersection of travel and technology, which is an exciting place to be at this point in the global recovery,” said Randolfi. “I believe the company is well-positioned and has a strategic plan in place that is designed to create value for its shareholders by delivering value to its customers and, ultimately, the end traveler. I look forward to joining the leadership team at such an important time and to playing a meaningful role in helping the company achieve its vision.”

About Mike Randolfi

Randolfi joins Sabre from BFA Industries where he served as Chief Financial Officer. Prior to that role, he served as chief financial officer at Adtalem Global Education and Groupon where he helped solidify the company’s strategy with a focus on execution and driving results. Before Groupon, Randolfi served as chief financial officer at Orbitz Worldwide where he drove a number of substantial operational improvements, and played a significant role in the eventual sale of the company to Expedia.

Prior to Orbitz, Randolfi spent 14 years with Delta Air Lines in a variety of executive financial roles culminating in senior vice president, controller. At Delta, he helped lead the analysis, integration and synergy achievement associated with the merger with Northwest Airlines, a $14 billion company.

He has an MBA from Emory University’s Goizueta Business School and a bachelor’s degree in finance and accounting from the University of South Florida. Randolfi is also a Certified Public Accountant.

The company also announced today that it has hired Garry Wiseman to succeed Wade Jones as the company’s Chief Product Officer of Travel Solutions, reporting to the company’s president Kurt Ekert. Wiseman will join Sabre next month. Jones plans to step away from Sabre at the end of September, after a period of transition between the two leaders.

About Sabre Corporation

Sabre Corporation is a leading software and technology company that powers the global travel industry, serving a wide range of travel companies including airlines, hoteliers, travel agencies and other suppliers. The company provides retailing, distribution and fulfilment solutions that help its customers operate more efficiently, drive revenue and offer personalized traveler experiences. Through its leading travel marketplace, Sabre connects travel suppliers with buyers from around the globe. Sabre’s technology platform manages more than $260B worth of global travel spend annually. Headquartered in Southlake, Texas, USA, Sabre serves customers in more than 160 countries around the world. For more information visit www.sabre.com.

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Contacts:

Media

Kristin Hays

kristin.hays@sabre.com

Heidi Castle

heidi.castle@sabre.com

sabrenews@sabre.com

Investors

Kevin Crissey

kevin.crissey@sabre.com

sabre.investorrelations@sabre.com